SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated July 24, 2006

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) 12 under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) 12 under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

Effective July 24, 2006, Zale Corporation (the “Company”) elected Mary E. Burton President and Chief Executive Officer.  Ms. Burton had been serving as interim Chief Executive Officer since February 1, 2006.  Ms. Burton will continue as a director of the Company.

Ms. Burton, 54, has served as a director of the Company since August 1, 2003.  Since July 1992, Ms. Burton has served as Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company.  Ms. Burton was Chief Executive Officer of the Cosmetic Center, Inc., a chain of 250 specialty retail stores, from June 1998 to April 1999.  Prior to occupying that position, she served as Chief Executive Officer of PIP Printing from July 1991 to July 1992, and as Chief Executive Officer of Supercuts, Inc. from September 1987 to June 1991.  She is also a director of Staples, Inc., Rent-A-Center, Inc. and Aeropostale, Inc.

Ms. Burton was not selected pursuant to any arrangement or understanding between her and any other person, other than the Board of Directors acting in its capacity as such.  There has been no transaction, or proposed transaction, since August 1, 2004 to which the Company was or is to be a party, and in which Ms. Burton had or is to have a direct or indirect material interest, other than Ms. Burton’s service as interim Chief Executive Officer since February 2006.  There are no family relationships between Ms. Burton and any of the Company’s other directors or executive officers.

Ms. Burton will receive an annual base salary of $850,000 and in addition will receive a bonus based upon the Company’s performance, subject to a minimum bonus of $850,000 for the Company’s fiscal year ending July 31, 2007.  In addition, Ms. Burton will receive equity compensation consisting of (i) 25,000 shares of performance based restricted stock or restricted stock units, (ii) 25,000 shares of time vesting restricted stock or restricted stock units, and (iii) a ten-year option to purchase 125,000 shares at an exercise price of $24.61 per share, with the option vesting over four years.  Additional details of Ms. Burton’s employment arrangements are expected to be reflected in a future employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

Date:	July 25, 2006	By:	/s/ Cynthia T. Gordon
Cynthia T. Gordon
Senior Vice President, Controller